CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

EXHIBIT 10.6

LICENSE AGREEMENT

This License Agreement is entered into as of this 10th day of January, 2005 (the "Effective Date"), by and among BioLine Innovations Jerusalem L.P., an Israeli limited partnership, having a place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem , 91450, Israel ("BioLine"); and B.G. Negev Technologies and Applications Ltd., a company formed under the laws of Israel, having a place of business at I Henrietta Szold St., Beer Sheva, 84105 ("BGN") on behalf of Ben Gurion University ("BGU").

WHEREAS, BGN is the owner of rights in the Licensed Technology (as hereinafter defined) relating to Injectible Alginate Biomaterials and the uses thereof; and

WHEREAS, BioLine wishes to obtain an exclusive license with respect to such Licensed Technology, in order to develop, obtain regulatory approval for and commercialize products based on the Licensed Technology, and BGN wishes to grant BioLinc a license with respect to such Licensed Technology, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions

The capitalized terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below: "Additional Ingredient" shall mean any compound or substance which (i) is contained in a Licensed Product, and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances contained in such product.

"Affiliate" shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another person , organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses , directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

"BioLine Royalty Payments" shall mean payments payable by BioLine to BGN with respect to Net Sales of Products by an Invoicing Entity, as set forth in Section 7.5 below.

"Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

"Combination Product" shall mean a product, substance or devise which comprises a Licensed Product and at least one other essential Additional Ingredient.

"Commercially Reasonable Efforts" shall mean (i) with respect to any objective by an entity, reasonable, diligent, good faith efforts to accomplish such objective as such entity (together with its Affiliates as a group) would normally use in the ordinary course of business and research to accomplish a similar objective under similar circumstances; and (ii) with respect to research, development and commercialization of any Licensed Product hereunder, shall mean those efforts and resources normally used by such entity (together with its Affiliates as a group) for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life as such Licensed Product.

"Current Invention" the invention disclosed in the patent application described in Exhibit A.

"Development Plan" shall mean the non-binding plan for the development of Licensed Products attached hereto as Exhibit B, as such plan may be amended from time to time pursuant to Section 6.2 below. The Development Plan shall include an estimated budget setting forth BioLine's anticipated development costs as of the date hereof. To avoid doubt, the Development Plan may be subject to change from time to time as determined by BioLine, in light of business, financial, scientific and/or technical considerations.

"FDA" shall mean the United States Food and Drug Administration and/or the corresponding licensing authorities in Europe, and/or Japan.

"Government Programs" shall mean the Biotech Incubators Program of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, and any other funding programs sponsored by the Israeli or other governments.

"Grants" shall mean any funds or benefits received by BioLine from governmental, quasi-governmental or other non-profit sources for the development of the Licensed Technology or other benefits, including but not limited to grants provided within the context of Government Programs.

"License" shall mean the license granted pursuant to Section 2.

"Licensed Patent Rights" shall mean the Patent Rights described in Exhibit C attached hereto. Exhibit C shall include and shall be updated from time to time to reflect inclusion of new Licensed Patent Rights.

"Licensed Product" shall mean any therapeutic product that comprises, contains or incorporates Licensed Technology as a component.

"Licensed Technology" shall mean the Current Invention and the Licensed Patent Rights; all improvements, updates, modifications and enhancements thereto made by BGN by the Effective Date (if any); and all inventions, know-how and other intellectual property owned or licensed by BGN and covered thereby or related thereto.

"Milestones" shall mean the milestones and performance dates for development and commercialization of Licensed Products set forth in Exhibit D. "NDA" shall mean an FDA New Drug Application or Product License Application (or Biologics License Application), as appropriate, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Licensed Products that are necessary for or included in FDA approval to market a Licensed Product.

"Net Sales" shall mean the gross amount billed or invoiced by or on behalf of BioLine and/or its Affiliates (the "Invoicing Entity") on sales of Licensed Products, less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product which is paid by or on behalf of the Invoicing Entity; (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; and (e) payments to one or more third parties to obtain a Third Party License from such third party(ies) in order to practice the Licensed Technology; provided however, that:

(i) in any transfers of Licensed Products between the Invoicing Entity and an Affiliate of the Invoicing Entity, Net Sales shall be equal to the higher of. (x) the fair market value of the Licensed Products so transferred, assuming an arm's length transaction made in the ordinary course of business, and (y) the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after deducting the amounts referred to in clauses (a) through (d) above, to the extent applicable;

(ii) In the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm's length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction. assuming an arm's length transaction made in the ordinary course of business; and

(iii) In the event a Licensed Product is sold by BioLine, an Affiliate of BioLine in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining BioLine Royalty Payments, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: A is the average sale price of the Licensed Product contained in the Combination Product when sold separately by BioLine or its Affiliate or its sublicense; and B is the average price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Licensed Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining BioLine Royalty Payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other Additional Ingredients included in the Combination Product. In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Licensed Product and all other Additional Ingredients included in the Combination Product.

"Patent Rights" shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-inpart, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

"Regulatory Agency" shall mean the FDA or equivalent licensing agency or overnment body in Europe, and/or Japan.

"Sublicense Consideration" shall mean the actual cash income or other consideration forms actually received by BioLine in exercising its rights under the License, including, but not limited to, cash income and other consideration received for or  consequent to any sublicensing or co-marketing or co-promotion arrangement or permitted assignment of the License or any portion thereof to a third party of the rights under the License provided however, that "Sublicense Consideration" shall not include any amounts received by BioLine in respect of (i) Grants and (ii) Net Sales.

"Sublicensee" shall mean a person or entity to whom BioLine or its sublicensee grants a sublicense or co-marketing or co-promotion rights with respect to some or all of the rights granted to BioLine under Section 2.

"Third Party License" shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more components that is essential for the efficacy of the Licensed Product.

2. License Grant

BGN hereby grants to BioLine an exclusive, worldwide, sublicensable license under BGN's rights in the Licensed Technology to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto in accordance with the terms and conditions of this Agreement (the "License"). For purposes of this Section 2, the term "exclusive" means that BGN shall not have any right to grant such licenses or rights to any third party or engage in any of the foregoing. To avoid doubt, BGU will retain the right to use the Licensed Technology solely for noncommercial research purposes which do not, in BioLine's opinion, in any manner interfere with, impede, or place at risk BioLine's exclusive rights under the License.

3. Title.

3.1 Licensed Technology. Subject to the License granted to BioLine, all rights, title and interest in and to the Licensed Technology are and shall be owned solely and exclusively by BGN.

3.2 BioLine Inventions. As between the parties, BioLine shall own all inventions conceived, discovered or developed by BioLine or its subcontractors or Sub- Licensees in connection with activities under this Agreement, including without limitation all intellectual property rights therein, subject to BGN's rights in the Licensed Technology. Except as may be otherwise agreed in writing between the parties with respect to specific inventions, any inventions conceived jointly by BioLine or its subcontractors, on the one hand, and BGN or BGU, on the other hand, shall be jointly owned by BGN and BioLine and, during the term of this Agreement shall be exclusively licensed to BioLine on the terms set forth herein. Subsequent to termination of this Agreement, neither party will have any right to commercialize, utilize, exploit and/or license such jointly owned inventions without the express written permission of the other party, which will not be unreasonably withheld. The foregoing is subject to any restrictions or terms applying to Grants, which shall supercede these provisions.

3.3 Determination. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute between BGN and BioLine in respect of inventorship, a mutually acceptable independent patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

4. Patent Filing, Prosecution and Maintenance.

4.1 Filing. BioLine shall have the first right to prepare, file, prosecute and maintain any patent applications and patents, in respect of the Licensed Technology and/or any part thereof, and at the BioLine's sole expense. BioLine shall provide BGN with copies of all patent applications and BGN undertakes to cooperate in a timely manner with the BioLine's efforts to register the patent, including by executing any documents as may be required for such purpose.

4.2 Consultation. BGN and BioLine shall consult each other regarding the preparation, filing and prosecution of all patent applications, and the maintenance of all patents, included within the Licensed Patent Rights, including, without limitation, the content, timing and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of the Licensed Patent Rights. All Licensed Patent Rights shall be filed, prosecuted and maintained by the parties through a law or patent attorney firm selected by BioLine, and subject to BGN's approval.

4.3 [***]

4.4. Abandonment. Should BioLine elect not to pursue the filing, prosecution or maintenance of a patent application in any country, on any invention or claim included in the Licensed Technology in any such country (an "Abandoned Country"), BioLine shall provide BGN and the parties' outside patent counsel with prompt written notice of such election. Upon written receipt of such notice by BGN, BioLine shall be released from any obligation with respect to such Abandoned Country in conjunction with such Patent Rights. [***]

4.5 No Warranty. Nothing contained herein shall be deemed to be a warranty by any of the parties that they can or will be able to obtain patents on patent applications included in the Licensed Patent Rights, or that any of the Licensed Patent Rights will afford adequate or commercially worthwhile protection.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

5. Sublicenses

5.1 Right to Grant Sublicenses. Subject to the terms and conditions of this Section 5 BioLine shall be entitled to grant sublicenses or other rights to third parties under the License. Such sublicenses shall be made for consideration and in arm's length transactions.

5.2 Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with the terms and conditions of this Agreement.

5.2.1 BioLine shall inform BGN of any negotiations to grant a sublicense to a third party and provide BGN with the proposed form of sublicense agreement prior to its execution, for BGN's approval. BGN shall have the right to withhold its approval for any proposed sublicensing agreement solely to the extent that it reasonably determines that (a) the proposed sublicensing agreement does not comply in any substantive manner with the provisions of this Section 5; or (b) execution and performance of the proposed sublicense agreement will jeopardize or expose to non-prosecutable infringement BGN's proprietary rights in the Licensed Technology. In such case BGN shall provide written notice to BioLine within three business days of receipt of the proposed sublicense agreement, detailing the grounds for withholding its approval in accordance with this  Section 5.2.1.  In the event that BGN does not provide such a written notice within said three business days, it will be deemed for all purposes to have approved the proposed sublicense agreement.

5.2.2 Each such sublicense agreement shall contain inter alia, provisions necessary to ensure BioLine's ability to perform its obligations under this Agreement, including with respect to reporting requirements and audit rights.

5.2.3 In the event of termination of the License , any existing agreements that contain a sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, if Sublicensee is not then in breach of such sublicense agreement with BioLine such that BioLine would have the right to terminate such sublicense, BGN shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, and provided further that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on BGN which are not included in this Agreement.

5.2.4 A Sublicensee shall be entitled to sublicense its rights under a sublicense agreement, and so forth through a chain of sublicenses, provided that each such sublicense shall be subject to execution of a written agreement consistent with the terms of this Section 5 (other than Section 5.2.1 above), and shall be made for consideration and at arm's length transactions. To avoid doubt, BGN's approval will not be required in any such instance.

5.3 Delivery of Sublicense Agreement. BioLine shall furnish BGN with a fully executed copy of any such sublicense agreement promptly after its execution, and shall ensure that any Sublicensee who further sublicenses its rights furnishes BGN with a fully executed copy of any such sublicense agreement promptly after its execution.

5.4 Contractors. BioLine shall have the right to utilize third party contractors in connection with BioLine's activities in exploiting the License. Provided that such contractors perform activities on BioLine's behalf, the provisions of this Section shall not apply with respect to such contractors. Sublicenses to Affiliates and third party contractors of BioLine shall not be considered Sub-Licenses under this Agreement, provided however, that such Affiliates and contractors shall act under the strict control, supervision and responsibility of BioLine. BioLine hereby agrees and undertakes that it shall remain solely responsible towards BGN for all acts and omissions performed, or omitted, by any such contractor (" the Acts"), relating to BioLine's undertakings under this Agreement, and that, for all purposes, it shall be considered as if the said Acts were performed, or omitted, by BioLine. BioLine hereby specifically renounces any argument and/or claim, that any undertaking and/or statement it has given under this Agreement, has no effect since it has no control of acts and/or omissions of any such contractor.

6. Development and Information Exchange.

6.1 Diligence. BioLine shall use all Commercially Reasonable Efforts, and/or shall cause its Affiliates and/or Sublicensees to use their Commercially Reasonable Efforts to develop Licensed Products in accordance with the applicable Development Plan during the periods and within the timetable specified therein. Without limiting the foregoing, BioLine and/or its Affiliates and/or Sublicensees shall meet the Milestones set forth in Exhibit D hereto.

6.2 Modifications. BioLine shall be entitled, from time to time, to make such adjustments to the then applicable Development Plan as BioLine believes, in its good faith judgment, are needed in order to improve BioLine's ability to meet the Milestones.

6.2A Development Plan Reporting and Approval. BioLine hereby undertakes to provide BGN with an updated Development Plan at least once a year, no later then 30 (thirty) days following the beginning of each calendar year.

6.3 Failure. If BioLine fails to achieve a Milestone by its designated performance date ("Failure"), unless and to the extent a delay in achievement of a Milestone is necessitated by a Regulatory Agency or by an event beyond the control of BioLine, BGN may notify BioLine in writing of BioLine's Failure and shall allow BioLine [***] to cure such failure. BioLine's failure to cure such failure to BGN's reasonable satisfaction within such [***] period shall constitute a material breach of this Agreement and BGN shall have the right to terminate this Agreement.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

6.4 Steering Committee, Consultation and Progress Reports. The parties shall establish a steering committee (the "Committee") to oversee the exercise of the License. Each party shall be entitled to designate one representative to the Committee (the "Representative"), which shall meet at least once every six (6) months. The Representatives shall be bound by the confidentiality arrangements set out in this Agreement. BioLine agrees to consult with BGN, via the BGN Representative, in respect of significant decisions related to the exercise of the License. BioLine shall (i) provide BGN via BGN's Representative with periodic reports not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, and (ii) keep BGN fully informed via BGN's Representative on a current basis concerning all material activities undertaken in respect of the exercise of the License.

6.5 Research Employees and Consultants. BioLine hereby undertakes that any and all research activity that BioLine may wish to have performed in connection with the Licensed Technology that entails the services of BGU's employees including, without limitation, any employee, who has been employed or engaged by BGU shall be contracted though and provided solely and exclusively via BGN on such terms and conditions as shall be agreed upon by BGN and BioLine. For the avoidance of any doubt, BioLine hereby undertakes not to solicit, engage as subcontractor or agent, or employ, directly or indirectly, any of BGU's employees and/or consultant and/or service providers, other than in terms and conditions of this section 6.5.

7. Consideration for Grant of License . In consideration of the License, BioLine shall pay BGN the following fees and payments:

7.1 Initial and First Year Payments . BioLine shall reimburse BGN for expenses incurred by BGN to date in connection with the Licensed Technology by payment of an initial fee of [***], within fourteen (14) days of the Effective Date. For the avoidance of doubt it is hereby clarified that such an amount is an amount agreed upon by the parties and BGN shall not be required to justify such an amount in any manner, inter alia, to present receipts.

7.2  In addition, BioLine shall pay BGN additional fees of [***] on each of the following dates: March 31 2005, September 30, 2005, and December 31, 2005 (for a total of [***]).

7.2 Annual License Fee. As of December 31, 2005 and on subsequent anniversaries thereof, BioLine shall pay BGN an annual fee of thirty thousand U.S. dollars ($30,000) as an annual maintenance fee for the license. Such annual fee will cease to be payable once BGN has received cumulative Payments on Sublicense Consideration and/or BioLine Royalties equal to or exceeding [***] in any calendar year.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

7.3 Milestone Payment. In addition, BioLine shall pay BGN a one-time milestone payment of [***] (the "Milestone Payment"), within fourteen (14) days of upon the earlier of the occurrence of either of the following: [***]

7.4 Payments on Sublicensing Consideration and BioLine Royalty Payments

7.4.1 BioLine shall pay BGN an amount equal to twenty-eight percent (28%) of any and all Sublicense Consideration ("Payments on Sublicense Consideration"). To avoid doubt, Payments on Sublicense Consideration shall not be payable with respect to an M&A transaction in which all or substantially all of BioLine's assets or share capital are acquired by a third party.

7.4.2 [***]

7.5 BioLine Royalties In addition to the amounts set forth in Sections 7.1, through 7.4 above, in the event that BioLine will actually manufacture and/or sell Licensed Products under the License, BioLine will pay to BGN [***] of BioLine's and/or its Affiliates' Net Sales ("BioLine Royalty Payments"). Such amounts shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, during the period in which a valid patent on the Licensed Technology underlying a product or service generating Net Sales in a given country remains in force in such country. To avoid doubt, in the event that BioLine continues sell products or services in any country based upon the Licensed Patent Rights with respect to which no patent remains in force as a result of abandoned pursuant to Section 4.4, BioLine Royalty Payments will nonetheless be payable with respect to such sales.

7.6 Permitted Deductions; Third-Party Royalties. In the event that BioLine or an Affiliate of BioLine is legally required to make royalty payments to one or more third parties to obtain a Third Party License from such third party(ies) in order to practice the Licensed Technology in a particular country, BioLine may offset such third-party payments against the BioLine Royalty Payments that are due to BGN pursuant to Section 7.5 with respect to sales in such country.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

7.7 Multiple Sublicenses. In the event that BioLine will seek to sublicense rights under the License to a third party together with technologies unrelated to the Licensed Technology (a "Multiple Sublicense"), and BGN believes that the fact that the Licensed Technology is being sublicensed in the context of the Multiple Sublicense will substantially reduce the remuneration receivable by the BGN with respect to the sublicense of the Licensed Technology, the parties shall seek an independent evaluation ("Arbitration") by a mutually agreed upon third party ("the Arbitrator"), whose decision will be limited solely to determination of the independent valuation of the License, and the economic effect of the sublicensing of the License in the context of the proposed Multiple Sublicense, and will be binding on the parties. In the event that the parties do not agree on the identity of the Arbitrator within 30 (thirty) days, or any other period agreed upon in writing by both parties, from the date in which a written request for Arbitration was sent by at least one party to the other party, the Arbitrator shall be nominated by the head of Kost Forer, Gabbay and Kasirer's (Ernst &Young Israel) Life Science Department.

7.8 Government Programs. BioLine may submit applications for Grants, and BGN undertakes to provide all necessary assistance to BioLine, in a timely manner, with respect to any such applications and in order to ensure BioLine's compliance with the terms and conditions of any Grants or benefits under Government Programs. Any (i) costs incurred in respect of obtaining Grants, and (ii) financial obligations assumed in respect thereof (such as, for example, repayment of the principal of a Grant, interest payments or royalties in respect thereof) shall be solely for the account of BioLine. The parties acknowledge that BioLine's obligations hereunder shall be subject to the terms of any applicable Grant, including without limitation, and if applicable any consents or approvals required pursuant to the Law for the Encouragement of Research and Development in Industry (1984) and related regulations. To avoid doubt, BioLine shall be entitled to execute any such documents, make any such representations and perform any such actions as may be necessary or desirable to fulfill its obligations and exercise its rights under any Government Program, and nothing in this Agreement shall be construed as restricting in any manner its ability to comply with the terms of any Government Program.

8. Reports ; Payments ; Records.

8.1 Reports and Payments.

8.1.1 Reports. Within [***] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which BioLine or an Affiliate of BioLine first receives consideration from Net Sales and/or Sublicense Consideration, BioLine shall deliver to BGN a report containing the following information:

(a) the number of units of Licensed Products sold by BioLine and its Affiliates in each country for the applicable Calendar Quarter;

(b) the gross amount billed for the Licensed Product sold by BioLine and its Affiliates in each country during the applicable Calendar Quarter;

(c) a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(d) the amount of Sublicense Consideration received by BioLine and/or Affiliates for the applicable Calendar Quarter; and

(e) the total amount payable to BGN in U.S. dollars for the applicable Calendar Quarter, together with exchange rates used for conversion, if any. The report shall state if no amounts are due to BGN for any Calendar Quarter.

8.1.2 Payment. Concurrent with the delivery of each report delivered pursuant to Section 8.1.1, BioLine shall remit to BGN all amounts due to BGN for the applicable Calendar Quarter. All payments due under this Agreement shall be payable in the currency in which they were received. Any and all payments shall be performed by BioLine no later then [***] days following receipt of relevant payments by BioLine.

8.2 Records and Audit. BioLine shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products that are made, used, marketed or sold under this Agreement, any amounts payable to BGN in relation to such Licensed Products and all Sublicense Consideration received by BioLine and its Affiliates, which records shall contain sufficient information to permit BGN to confirm the accuracy of any reports or notifications delivered to BGN under Section 8.1. The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter. During such three (3) year period, BGN shall have the right, at BGN's expense, to cause an independent, certified public accountant, who is bound by a suitable confidentiality arrangement with BioLine, to inspect BioLine's and the relevant Affiliates' relevant records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to BGN or any third party any information gained during the course of such inspection that does not directly relate to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. BGN may exercise its rights under this Section 8.2 only once every year per audited party and only with reasonable prior notice to the audited party. BioLine shall cause its Affiliates to fully comply with the terms of this Section 8.2.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

8.3 Payment Method. Each payment due to BGN under this Agreement shall be made by wire transfer of funds to BGN accounts in accordance with written instructions provided by BGN.

8.4 Withholding and Similar Taxes. If applicable laws require that taxes be withheld from any amounts due to BGN under this Agreement, BioLine shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper tax authority, and (c) promptly deliver to BGN a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

9. Confidential Information

9.1 Confidentiality.

9.1.1 BGN Confidential Information. BioLine agrees that, without the prior written consent of BGN, in each case, during the term of this Agreement, and for five (5) years thereafter, it will keep confidential, and not disclose or use BGN Confidential Information (as defined below) other than for the purposes of this Agreement or as detailed below. BioLine shall treat such BGN Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. BioLine may disclose the BGN Confidential Information only to employees, consultants or researchers of BioLine or of its Affiliates who have a "need to know" such information in order to enable BioLine to exercise its rights or fulfill its obligations under this Agreement and provided such parties are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, "BGN Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BGN, or any of its employees, consultants or researchers to BioLine, whether in oral, written, graphic or machinereadable form, except to the extent such information: (i) was known to BioLine at the time it was disclosed, other than by previous disclosure by or on behalf of BGN or any of its employees, consultants or researchers, as evidenced by BioLine's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to BioLine by a third party who is not subject to obligations of confidentiality to BGN with respect to such information; (iv) is independently developed by BioLine without the use of or reference to BGN Confidential Information, as demonstrated by documentary evidence, or (v) is disclosed pursuant to a court or administrative order, provided however that BioLine will first notify BGN of any such order and afford BGN the opportunity to seek a protective order relating to such disclosure.

Notwithstanding anything to the contrary in this Section 9.1.1, BioLine may disclose BGN Confidential Information to actual and potential business partners, collaborators, investors, contractors, service providers and consultants, provided, in each case, that such recipient of Confidential Information first enters into a legally binding agreement with BioLine which imposes confidentiality and non-use obligations with respect to Confidential Information comparable to those set forth in this Agreement for a period of at least five (5) from the date of disclosure of BGN Confidential Information to such recipient.

9.1.2 BioLine Confidential Information. BGN agrees that, without the prior written consent of BioLine, in each case, during the term of this Agreement, and for five (5) years thereafter, it will keep confidential, and not disclose or use BioLine Confidential Information (as defined below) other than for the purposes of this Agreement. BGN shall treat such BioLine Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. BGN may disclose the BioLine Confidential Information only to employees, consultants or researchers of BGN or its Affiliates who have a "need to know" such information in order to enable BGN to exercise its rights or fulfill its obligations under this Agreement and provided such parties are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, "BioLine Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BioLine whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to BGN at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine as evidenced by BGN's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to BGN by a third party who is not subject to obligations of confidentiality to BioLine with respect to such information; (iv) is independently developed by BGN without the use of or reference to the BioLine Confidential Information, as demonstrated by documentary evidence; or (v) is disclosed pursuant to a court or administrative order, provided however that BGN will first notify BioLine of any such order and afford BioLine the opportunity to seek a protective order relating to such disclosure.

9.2 Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party's legal counsel, to comply with applicable laws, as well as to sublicensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements . If a party discloses this Agreement or any of the terms hereof in accordance with this Section 9.2, such party agrees, at its own expense , to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

9.3 Publicity. Except as expressly permitted under Section 9.2, no party will make, directly or indirectly, any announcement, publication, presentation or similar disclosure , regarding this Agreement or the Licensed Technology without the prior approval of the other party.

10. Patent Infringement.

10.1 Enforcement of Patent Rights.

10.1.1 Notice. In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Patent Rights (collectively, an "Infringement'), that party shall promptly notify the other party and provide it with details regarding such Infringement.

10.1.2 Suit by BioLine. BioLine shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Licensed Patent Rights. Should BioLine elect to bring suit against an infringer and BGN is joined as party plaintiff in any such suit, BGN shall have the right to approve the counsel selected by BioLine to represent BioLine and BGN, such approval not to be unreasonably withheld. The expenses of such suit or suits that BioLine elects to bring, including any expenses of BGN incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by BioLine and BioLine shall hold BGN free, clear and harmless from and against any and all costs of such litigation, including reasonable attorney's fees. BioLine shall not compromise or settle such litigation without the prior written consent of BGN, which consent shall not be unreasonably withheld or delayed. In the event BioLine exercises its right to sue pursuant to this Section 10.1.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney's fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then BGN shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by BioLine.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

10.1.3 Suit by BGN. If BioLine does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.1.2 above, and has not commenced negotiations with the infringing party for the discontinuance of said Infringement, within sixty (60) days after receipt of notice to BioLine by BGN of the existence of an Infringement, BGN may elect to do so. If BGN elects to bring suit against an infringing party and BioLine is joined as party plaintiff in any such suit, BioLine shall have the right to approve the counsel selected by BGN to represent BGN and BioLine, such approval not to be unreasonably withheld. The expenses of such suit or suits that BGN elect to bring, including any expenses of BioLine incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by BGN and BGN shall hold BioLine free, clear and harmless from and against any and all costs of such litigation, including reasonable attorney's fees. BGN shall not compromise or settle such litigation without the prior written consent of BioLine, which consent shall not be unreasonably withheld or delayed. In the event BGN exercise their right to sue pursuant to this Section 10.1.3, they shall first reimburse themselves out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney's fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then BioLine shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by BGN.

10.1.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 for Infringement.

10.1.5 Cooperation. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

10.1.6 Standing. If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If a party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

10.1.7 Delegation. BioLine may delegate the performance of its obligations under this Section 10.1 to Subticensees.

10.2 Legal Action Against a Party. Each Party will provide the others with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Licensed Technology.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

11. Warranties; Limitation of Liability.

11.1 Representations and Warranties. BGN hereby represents and warrants that (i) to its best knowledge BGU is the sole owner of the Licensed Patent Rights; (ii) it has not granted any rights in or to Licensed Technology which are inconsistent with the rights granted to BioLine under this Agreement; (iii) it has full right and authority to grant the License granted under this Agreement; (iv) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Technology other than as may be expressly permitted herein; and (v) it has no knowledge as of the date hereof of any legal suit or proceeding by a third party against BGN and/or BGU contesting the ownership or validity of the Licensed Patent Rights, or claiming that the practice of the Licensed Patent Rights in the manner contemplated by this Agreement would infringe the rights of such third party.

11.2 No Warranty. Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and non-infringement with respect to any and all of the foregoing.

11.3 Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise, neither BGN nor BioLine will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits, and (ii) the cost of procurement of substitute goods, technology or services.

12. Indemnification.

12.1 Indemnity. BioLine shall indemnify, defend, and hold harmless BGN and its respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "BGN Indemnitees "), from and against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon any of the BGN Indemnitees in connection with any claims, suits, actions, demands or judgments (" Claims") concerning the use of any Licensed Technology by BioLine, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by BGN to BioLine under this Agreement (except in cases where, and to the extent that, such claims, suits, actions, demands or judgments result from gross negligence or willful misconduct on the part of any of the BGN Indemnitees).

12.2 Conditions for Indemnification. BioLine undertakings under Section 12.1 above shall be subject to: (a) receipt of prompt written notice of any Claim by a BGN lndemnitee, (b) the cooperation of BGN and the BGN Indemnitee(s) regarding the response to and the defense of any such Claim, and (c) BioLine's right to assume the defense or represent the interests of the BGN lndemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the BGN Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement shall be made without the written consent of the BGN Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the BGN Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

12.3 Insurance. BioLine shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the BGN Indemnitees consistent with industry standards.  BioLine shall provide BGN, upon request, with written evidence of such insurance.

13. Term and Termination.

13.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect on until the expiration of all payment obligations pursuant to Section 7 for such Licensed Product, and as.

13.2 Effect of Expiration. Following the expiration of the last valid patent on the Licensed Technology underlying a product or service generating Net Sales in a given country, on a country-by-country basis, (a) BioLine shall have a fully-paid up, nonexclusive, worldwide license (with the right to grant sublicenses) under the BGN Technology in such country solely to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, otherwise transfer physical possession- of or otherwise transfer title to Licensed Products; and (b) BGN shall be free to use the Licensed Technology in such country to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products and to grant others licenses under the Licensed Technology to do the same. To avoid doubt, to the extent that BioLine continues to receive Sublicense Consideration following such expiration, BGN shall continue to be entitled to receive Payments on Sublicense Consideration with respect thereto, notwithstanding the foregoing.

13.3 Termination.

13.3.1 Termination By BioLine. BioLine may terminate this Agreement within the first two years of the term of the Agreement, with sixty (60) days prior written notice to BGN, for commercial, economic, scientific or technological reasons, as it shall determine at its sole and absolute discretion. After such initial two year period, BioLine may terminate this Agreement without cause with sixty (60) days prior written notice to BGN.

13.3.2 Termination for Default.

13.3.2.1 In the event that BioLine commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof from BGN, BGN may terminate this Agreement immediately upon written notice to BioLine. In the event that BGN commits a material breach of its obligations under this Agreement and fails to cure that breach. within sixty (60) days after receiving written notice thereof from BioLine, BioLine may terminate this Agreement immediately upon written notice to BGN. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching party uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional thirty (30) days.

13.3.2.2 In the event of an uncured material breach by any party as described in the foregoing paragraph, the other party may elect not to terminate this Agreement but, instead, to sue the breaching party for damages arising from such breach.

13.3.3 Bankruptcy.

13.3.3.1 Either BioLine or BGN may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.3.3.2 Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or BioLine has entered into a settlement with its creditors and BioLine is otherwise meeting its obligations pursuant to this Agreement, BGN shall not be entitled to terminate this Agreement as contemplated under Section 13.3.3.1 during such period.

13.4 Effect of Termination.

13.4.1 Termination of Rights. Upon termination by BioLine pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 hereof or by BGN pursuant to Sections 13.3.2 or 13.3.3 hereof (except in the circumstances set out in Section 13.3.3.2): (a) the rights and licenses granted to BioLine under Section 2 shall terminate; (b) all rights in and to the Licensed Technology shall revert to BGN and BioLine shall not be entitled to make any further use whatsoever of the BGN Technology nor shall BioLine develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products developed in whole or in part under the rights granted hereunder; and (c) any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense provided however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, BGN shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on BGN which are not included in this Agreement.

13.4.2 Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

13.5 Survival. The parties' respective rights, obligations and duties under Sections 3, 9, 11.4 and 14, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14. Miscellaneous.

14.1 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

14.2 Publicity Restrictions. Subject to Section 9.3, BioLine and its Affiliates and Sublicensees shall not use the name of BGN or any of its directors, officers, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement or in connection with the marketing or sale of any Licensed Products, without the prior written consent of BGN. Subject to Section 9.3, BGN and its Affiliates shall not use the name of BioLine and its Affiliates and Sublicensees or any of their employees, directors, stockholders and/or representatives or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement, without the prior written consent of BioLine.

14.3 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to BioLine: BioLine Innovations Jerusalem L.P
19 Hartum Street
P.O. Box 45158
Jerusalem 91450
Israel
Attention: CEO and VP Finance
Fax: 972-2-548-9101

With a copy (which Yigal Arnon & Co., Law Offices
shall not constitute 22 Rivlin Street
notice) to: Jerusalem, 94263
Israel
Attention: Barry Levenfeld
Fax: 972-2-623-9236

If to BGN: B.G.Negcv Technologies and Applications Ltd.
1, Henrietta Sold street
P.O.Box 653
Beer-Sheva, 84105
Israel

Attn: Ora Horovitz
Fax: 972-8-6276420
With a copy (which
Bach, Arad, Sharf and Co.
shall not constitute 2 Hashalom Rd.
notice) to: Tel-Aviv
Israel
Attention: Adv. Eytan Liraz
Fax: 972-3-5625304

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Tel Aviv, Israel.

14.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.8 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9 No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

14.10 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, that each party (including its successors or assigns) may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

14.11 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12 Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.13 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

14.14 Exhibits. The following exhibits form an integral part of this Agreement:

Exhibit A: Current Invention

Exhibit B: Development Plan

Exhibit C: Patent Rights

Exhibit D: Milestones

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

B.G. Negev Technologies and	BioLine Innovations Jerusalem L.P.
Applications Ltd.
By its General Partner:
BioLine Innovations Jerusalem Ltd.
By: /s/ Moti Herskowitz /s/ Netta Cohen	By: /s/ Morris Laster, /s/ Aharon Schwartz
Name: Moti Herskowitz, Netta Cohen	Name: Morris Laster, Aharon Schwartz
Title: Director, CEO	Title: Director , Director
Date: 16/01/05	Date: 10/01/05

I hereby confirm that I have read and understood the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

Prof. Smadar Cohen
By: /s/ Smadar Cohen
Date : 22/01/05

Prof. Jonathan Leor
By: /s/ Jonathan Leor
Date: 22/01/05

Exhibit A

Current Invention

Patent No.	Application	Invention

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit B

Development Plan

ID	Task Name	Start	Finish	Cost	2005	2006	2007	2008	2009	2010

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

ID	Task Name	Start	Finish	Cost	2005	2006	2007	2008	2009	2010

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit C

Patent Rights

Patent No.    Application    Invention

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit D

Milestones

Milestone                         Date

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.